EXHIBIT 10.19

JOHNSON CONTROLS INTERNATIONAL PLC

SEVERANCE AND CHANGE IN CONTROL POLICY FOR OFFICERS

Effective as of September 2, 2016

		Page
SECTION 10.02	Payment	17
SECTION 10.03	Discretion	17

ARTICLE I

PURPOSE AND TERM

Section 1.01 Purpose of the Policy The purpose of the Policy is to provide Eligible Employees with certain compensation and benefits as set forth in the Policy in the event the Eligible Employee’s employment with the Company or a Subsidiary is terminated, or in the event of a Change in Control.

The benefits provided in connection with a Change in Control are intended to assure that the Company will have the continued dedication of the Eligible Employee, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes it is imperative to diminish the inevitable distraction of the Eligible Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Eligible Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Eligible Employee with compensation and benefits arrangements for a limited period following a Change in Control which ensure that the compensation and benefits expectations of the Eligible Employee will be satisfied and which are competitive with those of other corporations.

The Policy is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the severance provisions of this Policy areintended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meetthe descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b). Accordingly, the Severance Benefits paid by the Policy are not deferred compensation and no employee shall have a vested right to such benefits.

Section 1.02 Term of the Policy The Policy shall generally be effective as of the Effective Date, but subject to amendment from time to time in accordance with Section 9.01. The Policy shall continue until terminated pursuant to Article VIII of the Policy.

ARTICLE II

DEFINITIONS

Section 2.01 “Annual Bonus Target Amount” shall mean 100% of the Participant’s target annual bonus; provided that if the Participant’s target annual bonus for the year has not yet been established as of the date of his or her Separation from Service, then the target annual bonus in effect for the immediately preceding year shall apply.

Section 2.02 “Average Bonus Amount” shall mean the average annual cash bonuses paid or payable, including any amount that would have been paid or have been payable were it not for a mandatory or voluntary deferral of such amount, to a Participant by the Employer in respect of the three fiscal years (or the actual length of the Participant’s employment if less than three fiscal years) immediately preceding the fiscal year in which the Change in Control occurs. If a Participant was not employed by the Employer for each of the full three fiscal years, then the Participant’s annual cash bonus paid with respect to a partial year shall be annualized for purposes of determining his or her Average Bonus Amount.

Section 2.03 “Base Salary” shall mean the annual base salary in effect as of the Participant’s Separation from Service Date.

Section 2.04 “Board” shall mean the Board of Directors of the Company, or any successor thereto, or a committee thereof specifically designated for purposes of making determinations hereunder.

Section 2.05 “Cause” shall mean an Employee’s (a) substantial failure or refusal to perform the duties and responsibilities of his or her job as required by the Company, (b) material violation of any fiduciary duty owed to the Company or its affiliates, (c) conviction of, or entry of a plea of nolo contendere with respect to, a felony, (d) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (e) dishonesty, (f) theft, (g) violation of Company rules or policy, or (h) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company, its affiliates or their employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause.

Section 2.06 “Change in Control” shall mean any of the following events that occur after the Effective Date:

(a) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act,excluding for this purpose, (i) the Company or any subsidiary company (wherever incorporated) of the Company as defined by the law of the Company’s place of incorporation or (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such subsidiary company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

(b) persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(c) consummation of a reorganization, merger or consolidation, or sale or other disposition of at least eighty percent (80%) of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiary companies (wherever incorporated) of the Company as defined by the law of the Company’s place of incorporation in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or
(d) approval by the Shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.07 “Change in Control Termination” shall mean a Participant’s Involuntary Termination or Good Reason Resignation that occurs during the period beginning sixty (60) days prior to the date of a Change in Control and ending two years after the date of such Change in Control; provided that if the termination occurs prior to the Change in Control then the Eligible Employee must reasonably demonstrate that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control. Notwithstanding anything herein to the contrary, Employees who become Eligible Individuals within the two year period after a specific Change in Control shall not be eligible for a Change in Control Termination with respect to such Change in Control.

Section 2.08 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

Section 2.09 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Section 2.10 “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Policy in accordance with its terms. The Committee may delegate its authority under the Policy to an individual or another committee.

Section 2.11 “Company” shall mean Johnson Controls International plc. Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.

Section 2.12 “Covered Termination” shall mean a Participant’s Involuntary Termination that does not constitute a Change in Control Termination.

Section 2.13 “Effective Date” shall mean September 2, 2016.

Section 2.14 “Eligible Employee” shall mean an Employee who is employed as an officer (whether or not elected by the Board) of Johnson Controls International plc and who (a) does not have in effect an individual employment or severance agreement with the Employer or (b) is not covered by the Tyco International Change in Control Severance Plan for Certain U.S. Officers and Executives. For clarity, any officer of the Company (i) who has in effect an individual employment or severance agreement shall remain covered thereby (and not under this Policy) until the date such agreement expires or is terminated, and (ii) who is covered by the Tyco International Change in Control Severance Plan for Certain U.S. Officers and Executives as of immediately prior to the Effective Date shall continue to be covered thereunder (and not under this Policy) for the two-year period following the effective date of the merger of Johnson Controls, Inc. with and into a subsidiary of Tyco International plc. If any officer of the Company who was so covered by either an agreement or the Tyco plan remains in employment until the expiration of such agreement or plan, then such individual will become covered hereunder immediately following the date of expiration of the applicable agreement or plan. In addition, if a Change in Control occurs after the Effective Date hereof, then any officer of the Company shall become covered under this Policy, and shall cease to be eligible for the severance benefits provided in such individual’s agreement or the Tyco plan, if the severance benefits provided herein are greater than the severance benefits provided under such individual’s agreement or the Tyco plan. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Policy, the Plan Administrator shall make the determination.

Section 2.15 “Employee” shall mean an individual employed by an Employer as a common law employee of the Employer, and shall not include any person working for the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.

Section 2.16 “Employer” shall mean the Company or any Subsidiary with respect to which this Policy has been adopted.

Section 2.17 “Employment Period” shall mean, with respect to an Eligible Employee who is in employment with the Employer immediately prior to a Change in Control, the period beginning on the Change in Control and ending on the second anniversary thereof.

Section 2.18 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Section 2.19 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

Section 2.20 “Good Reason Resignation” shall mean any retirement or termination of employment by a Participant that is not initiated by the Employer and that is caused by any one or more of the following events which occurs during the period beginning sixty (60) days prior to the date of a Change in Control and ending two years after the date of such Change in Control:

(a) Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control which represent a diminution of such duties, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities

(b) Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location which is more than fifty (50) miles from the Participant’s principal place of business immediately preceding the Change in Control; provided, that such change in location extends the commute of such Participant;

(c) Without the Participant’s written consent, a material reduction to the Participant’s base compensation and benefits, taken as a whole, as in effect immediately prior to the Change in Control; or

(d) The Company’s failure to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under this Policy, as contemplated in Section 12.03 herein. Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Resignation and the Participant provides such notice within ninety (90) days after the event that gives rise to the Good Reason Resignation. Within thirty (30) days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the thirty (30)-day period, the Participant may terminate employment with the Company based on Good Reason Resignation within thirty (30) days after the expiration of the cure period.

Section 2.21 “Involuntary Termination” shall mean the date that a Participant involuntarily separates from service with the Company and its Affiliates within the meaning of Code Section 409A and shall not include a separation from service for Cause, Permanent Disability or death, as provided under and subject to the conditions of Article IV.

Section 2.22 “Key Employee” shall mean an Employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.

Section 2.23 “Named Appeals Fiduciary” shall mean the person(s) appointed pursuant to Section 11.04.

Section 2.24 “Participant” shall mean any Eligible Employee who meets the requirements of Article II or Article III, as applicable, and thereby becomes eligible for the payments and other benefits provided under the Policy.

Section 2.25 “Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.

Section 2.26 “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Policy as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Policy, the Plan Administrator shall be the Vice-President, Human Resources (or the equivalent) of the Company. In the event of the occurrence of a Potential Change in Control, the Vice-President, Human Resources (or the equivalent) shall appoint a person or entity independent of the Company and any person operating under the Company’s control or on its behalf to serve as Plan Administrator (and such person or entity shall be the Plan Administrator for all purposes after such appointment), and such appointment shall take effect and become irrevocable as of the date of said appointment (provided that such appointment shall be revocable if a Change in Control does not occur and the Potential Change in Control expires in accordance with Section 2.29(y)). For periods prior to a Potential Change in Control, the Plan Administrator may delegate all or any portion of its authority under the Policy to any other person(s).

Section 2.27 “Policy” means this Johnson Controls International plc Severance and Change in Control Policy for Officers, as set forth herein, and as the same may from time to time be amended.

Section 2.28 “Postponement Period” shall mean, for a Key Employee, the period of six months after the Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the Key Employee under Code Section 409A.

Section 2.29 “Potential Change in Control” shall mean the occurrence and continuation of any of the following:

(a) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) the Company or any subsidiary company (wherever incorporated) of the Company as defined by the law of the Company’s place of incorporation, or (ii) any employee benefit plan of the Company (or related trust) sponsored or maintained by the Company or any such subsidiary company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than five percent (5%) of the combined voting power of the Company’s then outstanding securities unless such Person has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the ordinary shares) so long as such Person neither reports nor is required to report such ownership other than as described in this paragraph; provided, however, that a Potential Change in Control will not be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

(b) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(c) any “person” (as defined in subsection (a)) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute or result in a Change in Control;

(d) any person (as defined in subsection (a)) commences a solicitation (as defined in Rule 14a-1 of the Exchange Act) of proxies or consents that has the purpose of effecting or would (if successful) result in a Change in Control;

(e) a tender or exchange offer for at least thirty percent (30%) of the outstanding voting securities of the Company, made by a “person” (as defined in subsection (a)), is first published or sent or given (within the meaning of Rule 14d-2(a) of the Exchange Act); or

(f) the Board adopts a resolution to the effect that, for purposes of the Policy, a Potential Change in Control has occurred.

The Potential Change in Control shall be deemed in effect until the earlier of (x) the occurrence of a Change in Control, or (y) the adoption by the Board of a resolution stating that, for purposes of the Policy, the Potential Change in Control has expired.

Section 2.30 “Release” shall mean the Separation of Employment Agreement and General Release, in the form as provided by the Company.

Section 2.31 “Separation from Service” means “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings promulgated thereunder.

Section 2.32 “Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.

Section 2.33 “Service” shall mean the total number of years and completed months the Participant was an Employee of the Company. Service with Johnson Controls, Inc. (and its affiliates) and Tyco International plc (and its affiliates) prior to the Effective Date shall be treated as Service hereunder. Service with any other predecessor employer or with a Subsidiary prior to the Subsidiary’s becoming part of the Company shall be recognized only to the extent specified in the merger, acquisition or other documentation pursuant to which the Subsidiary became part of the Company. Periods of authorized leave of absence, such as military leave, will be included in Service only to the extent required by applicable law. Any period of employment with the Company, a Subsidiary, or a predecessor employer for which an Eligible Employee previously received severance benefits, shall be excluded from Service.

Section 2.34 “Severance Benefits” shall mean the cash amounts and other benefits that a Participant is eligible to receive pursuant to Article V of the Policy.

Section 2.35 “Subsidiary” shall mean (a) a subsidiary company (wherever incorporated) as defined by the law of the Company’s place of incorporation, (b) any separately organized business unit, whether or not incorporated, of the Company, (c) any employer that is required to be aggregated with the Company pursuant to Code Section 414, and (d) any service recipient or employer that is (i) within a controlled group of corporations with the Company as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears or (ii) with the Company as part of a group of trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E) and Section 1.409A- 1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

Section 2.36 “Successor” shall mean any corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

Section 2.37 “Voluntary Resignation” shall mean any Separation from Service that is not initiated by the Company or any Subsidiary, other than a Good Reason Resignation.

ARTICLE III

TERMS AND CONDITIONS OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL

Section 3.01 Participation. Each Eligible Employee who is in the employment of the Employer immediately prior to a Change in Control shall be subject to the provisions of this Article III. Nothing herein shall be deemed to guarantee employment to a Participant during the Employment Period. Rather, if a Participant is terminated or terminates from employment during the Employment Period, then all of the amounts due and benefits provided under this Article III shall cease as of the date of such termination of employment, and the sole amounts due or benefits to be provided to the Participant shall be those set forth in Article V if such individual is eligible therefor.

Section 3.02 Position and Duties. During the Employment Period, the Participant’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90)-day period immediately preceding the Change in Control.

Section 3.03 Compensation.

(a) Base Salary. During the Employment Period, the Participant shall receive an annual base salary at least equal to the Participant’s highest annual base salary as in effect with the Employer during the twelve (12)-month period immediately preceding the month in which the Change in Control occurs.

(b) Annual Bonus. The Participant shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus in cash at least equal to the Average Bonus Amount. Each such annual bonus shall be paid no later than the fifteenth (15th) day of the third month of the fiscal year next following the fiscal year for which the annual bonus is awarded, unless the Participant shall elect to defer the receipt of such annual bonus in accordance with the terms of any deferred compensation plan then in effect.

(c) Incentive, Savings and Retirement Plans. During the Employment Period, the Participant shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Participant with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Employer for the Participant under such plans, practices, policies and programs as in effect at any time during the ninety (90)-day period immediately preceding the Change in Control. The amount payable to the Participant under any such incentive program(s) that provide for an annual bonus will be reduced (but not below zero) by the amount of the annual bonus paid or payable to the Participant for the same performance period in accordance with Section 3.03(b) above. Any amounts payable to the Participant under the incentive program(s) for any performance period shall be paid no later than the fifteenth (15th) day of the third month of the fiscal year next following the fiscal year that includes the performance period for which such payments are awarded.

(d) Welfare Benefit Plans. During the Employment Period, the Participant and/or the Participant’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Participant with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Participant at any time during the 90-day period immediately preceding the Change in Control.

(e) Office and Support Staff. During the Employment Period, the Participant shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Participant by the Employer at any time during the 90-day period immediately preceding the Change in Control or, if more favorable to the Participant, as provided generally at any time thereafter with respect to other peer executives of the Company.

ARTICLE IV

PARTICIPATION AND ELIGIBILITY FOR SEVERANCE BENEFITS

Section 4.01 Participation. Each Eligible Employee who incurs a Covered Termination or a Change in Control Termination and who satisfies the conditions of Section 4.02 shall be eligible to receive the Severance Benefits described in this Policy, subject however, to the application of the non-duplication provisions of Section 5.06.

Section 4.02 Conditions.

(a) Eligibility for any Severance Benefits is expressly conditioned on the occurrence of the following within sixty (60) days after the Participant’s Separation from Service Date: (i) execution by the Participant of a Release and delivery of the Release to the Company within 45 days of the Separation from Service Date, and non-revocation of the Release during the seven-day period following the execution of the Release; (ii) compliance by the Participant with all the terms and conditions of such Release; (iii) the Participant’s written agreement to comply with the provisions in Article VII after the Participant’s employment with the Company; and (iv) to the extent permitted in Section 5.05 of the Policy, execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as is agreed between the Participant and the Company). If the Plan Administrator determines that the Participant has not fully complied with any of the terms of the Release and any of the agreements described hereinabove, then the Plan Administrator may withhold Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Policy. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Policy is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent, provided, however, that if the Participant files an appeal of such determination under the claims procedures described in Article XI, then such repayment obligation shall be suspended pending the outcome of the appeals procedure. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

(b) Notwithstanding compliance with Section 4.02(a), an Eligible Employee will not be eligible to receive Severance Benefits under any of the following circumstances:

(i) The Eligible Employee’s Voluntary Resignation;

(ii) The Eligible Employee resigns employment (other than a Good Reason Resignation) before the job-end date mutually agreed to in writing between the Participant and the Employer, including any extension thereto as is mutually agreed to in writing between the parties;

(iii) The Eligible Employee’s employment is terminated for Cause;

(iv) The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;

(v) The Eligible Employee does not return to work within the period prescribed by law (or if there is no such period prescribed by law, then within a reasonable period as is determined by the Plan Administrator) following an approved leave of absence, unless such period is extended by mutual written agreement of the parties; or

(vi) The Eligible Employee’s employment with the Employer terminates as a result of a Change in Control and the Eligible Employee accepts employment, or has the opportunity to continue employment, with a Successor (other than under terms and conditions which would permit a Good Reason Resignation).

(c) The Plan Administrator has the discretion to make initial determinations regarding an Eligible Employee’s eligibility to receive Severance Benefits hereunder.

(d) An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his/her premilitaryleave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her severance benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.

ARTICLE V

DETERMINATION OF SEVERANCE BENEFITS

Section 5.01 Amount of Severance Benefits Upon a Covered Termination. If a Participant experiences a Covered Termination and is determined to be eligible for Severance Benefits, then the Participant shall receive a cash payment equal to 1.5 times the sum of (i) the Participant’s annual Base Salary and (ii) the Participant’s Annual Bonus Target Amount. Payment will be made in accordance with Article VI.

Section 5.02 Amount of Severance Benefits Upon a Change in Control Termination. If a Participant experiences a Change in Control Termination and is determined to be eligible for Severance Benefits, then:

(a) Salary Replacement Benefits. The Participant shall receive a cash payment equal to three (3.0) times the sum of (i) the Participant’s annual Base Salary and (ii) the greater of: (x) the Participant’s Average Bonus Amount and (y) the amount of the annual bonus paid to the Participant for the fiscal year of the Company immediately preceding the year in which the Participant’s Separation from Service occurs. Payment will be made in accordance with Article VI.

(b) Bonus. The Participant shall receive a cash payment equal to his or her pro-rated annual bonus (based on the number of full months completed from the beginning of the fiscal year through the Separation from Service), determined as if the target performance goals had been achieved, for the year in which Participant’s Separation from Service occurs; provided, however, that to the extent that a bonus payment for such period is paid as a result of a Change in Control under the terms of the incentive plan governing annual bonuses, then the amount otherwise payable under this Section 5.02(b) will be offset by the payment made under such other incentive plan. Payment will be made in accordance with Article VI.

(c) Welfare Benefits. The Participant shall continue to be eligible to participate in the welfare benefits plan coverage in effect at the date of his or her termination (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse or domestic partner and dependents, as the same may be changed from time to time for employees of the Company generally, as if Participant had continued in employment for twenty-four (24) months following the Change in Control (such period is referred to herein as the “Benefits Continuation Period”). The Participant shall be responsible for the payment of the employee portion of any premiums or contributions that are required during the Benefits Continuation Period and such premiums and contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage. The Participant’s failure to pay the applicable premiums or contributions shall result in the cessation of the applicable coverage for the Participant and his or her spouse or domestic partner and dependents. Notwithstanding any other provision of this Policy to the contrary, in the event that a Participant commences employment with another company at any time during the Benefits Continuation Period and becomes eligible for coverage under the plan(s) of such other company, the benefits provided under the Company’s plans will become secondary to those provided under the other employer’s plans through the end of the Benefits Continuation Period. Within thirty (30) days following the Participant’s commencement of employment with another company, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the welfare benefits provided to the Participant by his or her new employer. The COBRA continuation coverage period under section 4980B of the Code shall run concurrently with the continuation period described herein.

(d) Retirement Make-Up Payment. If the Participant is participating in a qualified and/or nonqualified defined contribution retirement plan immediately prior to the Change in Control, then the Participant shall receive a cash payment equal to the amount ofemployer contributions that would have been allocated for such Participant under such plans through the end of the Benefits Continuation Period, if the Participant’s compensation had continued until the end of the Benefits Continuation Period at the same level as was in effect immediately prior to his or her Change in Control Termination, but determined without regard to any interest such amounts would have earned until the end of the Benefits Continuation Period. Payment will be made in accordance with Article VI.

Section 5.03 Voluntary Resignation; Termination Due to Death or Permanent Disability. If the Eligible Employee’s employment terminates due to (a) the Eligible Employee’s Voluntary Resignation, (b) death, or (c) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Policy and shall be entitled only to those benefits (if any) as may be available under the Company’s other benefit plans and policies effective at the time of such termination.

Section 5.04 Termination for Cause.

(a) If any Eligible Employee’s employment is terminated by the Company for Cause, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Policy and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee. In addition, notwithstanding any other provision of this Policy to the contrary, if the Committee or the Plan Administrator determines that an Eligible Employee (a) has engaged in conduct that constitutes Cause at any time prior to the Eligible Employee’s Separation from Service Date, or (b) after the Employee’s Separation from Service Date, has been convicted of or entered a plea of nolo contendere with respect to either a felony, or a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, based on conduct which occurred prior to the Eligible Employee’s Separation from Service Date, then any Severance Benefits payable to the Eligible Employee under this Policy shall immediately cease, and the Eligible Employee shall be required to return any Severance Benefits paid to the Eligible Employee prior to such determination.

(b) The Company may withhold paying Severance Benefits under the Policy pending resolution of any good faith inquiry that is likely to lead to a finding resulting in Cause or that may result in the termination of benefits hereunder. If the Company has offset other payments owed to the Eligible Employee under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.

(c) Any dispute regarding a termination for Cause or the termination of benefits hereunder will be resolved by the Plan Administrator. Such determination will be based on all of the facts and circumstances presented to the Plan Administrator by the Company. If the Plan Administrator determines that the Eligible Employee’s termination of employment is for Cause, or determinates that the Eligible Employee has engaged in conduct after his or her Separation from Service date that will result in the cessation of benefits hereunder, then the Plan Administrator will notify the Eligible Employee in writing of such determination, describing in detail the reason for such determination, including without limitation the specific conduct that constituted the basis for the determination. The Eligible Employee shall have the right to contest the determination of the Plan Administrator in accordance with the Appeals Procedure described in Section 11.03.

Section 5.05 Reduction of Severance Benefits. With respect to amounts paid under the Policy that are not subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession. With respect to amounts paid under the Policy that are subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of the Company property that the Participant has retained in his/her possession; provided, however, that such deduction shall not exceed $5,000 in the aggregate to the extent it would be considered an acceleration of benefit payments.

Section 5.06 Non-Duplication of Benefits. The Policy is intended to supersede, and not to duplicate, the provisions of any severance or other plan that specifically provide the same type or types of benefits as are described herein. However, the Policy is not intended to supersede any other plan, program, arrangement or agreement providing a Participant with benefits upon a termination of employment that are not described herein, including but not limited to, payment of accrued vacation pay, the vesting or exercise rights of any equity award, or the payment of any long-term cash bonus. In such case, the Participant shall be entitled to receive the payments or benefits so provided by any such other plan, program, arrangement or agreement in accordance with its terms.

Section 5.07 Outplacement Services. The Company may, in its sole absolute discretion, pay the cost of outplacement services for the Participant at the outplacement agency that the Company regularly uses for such purpose or, provided the Vice President, Human Resources of the Company provides prior approval, at an outpatient agency selected by the Participant; provided, however, that the period of outplacement services shall not exceed twelve (12) months from the Participant’s Separation from Service.

Section 5.08 Other Arrangements. The Board, the Committee or the Plan Administrator may provide to a Participant additional severance pay or benefits not otherwise described herein in its sole and absolute discretion, including providing for payments to the Participant under certain compensation or bonus plans under circumstances where such plans would not otherwise provide for payment thereof. It is the specific intention of the Company that if such discretion is exercised, then any such additional pay or benefits provided shall be subject to this Policy as if fully set forth herein.

ARTICLE VI
METHOD, DURATION AND LIMITATION OF SEVERANCE BENEFIT PAYMENTS

Section 6.01 Method of Payment. The cash Severance Benefits to which a Participant is entitled pursuant to Section 5.01 shall be paid in a single lump sum payment within ninety (90) days following the Participant’s Separation from Service Date, or shall be paid in such amounts during such period (not to exceed eighteen (18) months following the Participant’s Separation from Service Date), as is determined in the sole discretion of the Plan Administrator (or the Committee, if the Plan Administrator is the Participant). Notwithstanding the foregoing, no discretion as to the timing and form of payment is allowed for the amount of the cash Severance Benefits that exceed the lesser of (a) two times the Participant’s annualized compensation (as determined pursuant to Code Section 409A) for the calendar year preceding the year of Separation from Service, or (b) two times the compensation limit in effect under Code Section 401(a)(17) for the year in which the Separation from Service occurs; such amount shall be required to be paid in a lump sum within ninety (90) days following the Participant’s Separation from Service Date.

The cash Severance Benefits to which a Participant is entitled pursuant to Section 5.02 shall be paid in a single lump sum payment within sixty (60) days following the Participant’s Separation from Service Date; provided, however, that the annual bonus amount payable pursuant to Section 5.02(b) shall be paid at the same time as bonuses would be payable under the applicable bonus or incentive plan or program and the benefits described in Section 5.02(c) shall be provided in accordance with the terms thereof.

In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of the Participant’s death prior to receiving the full cash payment due to him or her, the remaining amount of such payment shall be paid to the Participant’s estate in a single lump-sum payment within thirty (30) days following the Participant’s death.

Section 6.02 Code Section 409A.

(a) Notwithstanding any provision of the Policy to the contrary, if required by Code Section 409A and if a Participant is a Key Employee, then no Benefits shall be paid to the Participant during the Postponement Period. If a Participant is a Key Employee and payment of Benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within thirty (30) days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment. If the Participant dies during the Postponement Period prior to the payment of Severance Benefits, then the amounts withheld on account of Code Section 409A shall be paid to the Participant’s estate within thirty (30) days after the Participant’s death.

(b) This Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder. Notwithstanding anything in this Policy to the contrary, if required by Code Section 409A, payments may only be made under this Policy upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, the right to a series of payments under the Policy shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Policy shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Policy, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under this Policy.

Section 6.03 Termination of Eligibility for Benefits.

(a) All Eligible Employees shall cease to be eligible to participate in this Policy, and all Severance Benefits payments shall cease upon the occurrence of the earlier of:

(i) Subject to Article IX, termination or modification of the Policy; or

(ii) Completion of any obligation of the Company or its Subsidiaries to make any payment or distribution under Articles III and V for the benefit of the Participant.

(b) Notwithstanding anything herein to the contrary, the Company shall have the right to cease all Severance Benefits payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Policy, including, but not limited to, the provisions of Article VII or the Release.

Section 6.04 Limitation on Benefits.

(a) Notwithstanding any other provision of this Policy, except as provided in subsection (b), in the event it shall be determined that any payment or distribution by the Company or its Subsidiaries to or for the benefit of a Participant (whether paid or provided pursuant to the terms of this Policy or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of the benefits provided to the Participant pursuant to the rights granted under this Policy (such benefits are hereinafter referred to as “Plan Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 6.04, present value shall be determined in accordance with Section 280G(d)(4) of the Code. To the extent necessary to eliminate an excess parachute amount that would not be deductible by the Company for Federal income tax purposes because of Section 280G of the Code, the amounts payable or benefits to be provided to the Participant shall be reduced such that the economic loss to the Participant as a result of the excess parachute amount elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(b) If the Firm (as defined in Section 6.04(c)) determines that the payments to the Participant (before any reductions as described in Section 6.04(a)) on an after-tax basis (i.e., after federal, state and local income and excise taxes and federal employment taxes) would exceed the Reduced Amount on an after-tax basis (i.e., after federal, state and local income and federal employment taxes) then such payments will not be reduced as described in Section 6.04(a).

(c) All determinations required to be made under this Section 6.04 shall be made by a nationally recognized accounting or consulting firm selected by the Vice-President, Human Resources of the Company (or the equivalent) upon the occurrence of a Potential Change in Control (the “Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the Separation from Service Date or such earlier time as is requested by the Company. Any such determination by the Firm shall be binding upon the Company, its successors and the Participant (subject to (e) below). Within five (5) business days of the determination by the Firm as to the Reduced Amount, the Company shall provide to the Participant such Payments as are then due to the Participant in accordance with the rights afforded under this Policy or any other applicable plan.

(d) The Company shall reimburse the Participant for any costs or expenses of tax counsel incurred by the Participant in connection with any audit or investigation by the Internal Revenue Service, or any state or local tax authorities, concerning the application of Code Section 280G to any Payments (provided, that the Participant retains tax counsel acceptable to the Company). In the event that as a result of any such audit or investigation, the reduction in Plan Payments under (a) above is finally determined not to be sufficient in amount to permit the deduction by the Company of all Payments under Code Section 280G, then the Company shall pay the Participant an additional amount which shall be sufficient to put the Participant, after payment of any additional income, employment and excise taxes, interest and penalties, in substantially the same economic position as if the reduction had been sufficient. Notwithstanding anything herein to the contrary, any reimbursement or payment pursuant to this Section 6.04(d) shall be made in a manner, and in such timeframe, that complies with the requirements of Treasury Regulations Section 1.409A-3(i)(1)(v).

(e) In the event that the Firm determines that a reduction effected pursuant to (a) above was excessive in amount due to changes in relevant data or information following its original determination under (c) above, and that additional Plan Payments could have been made thereunder, the Company shall promptly make such additional payments to the Participant.

ARTICLE VII

RESTRICTIVE COVENANTS

Section 7.01 Confidential Information. The Participant agrees that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the period of the Participant’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its Subsidiaries, affiliated companies or businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or a Subsidiary. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Participant; (b) becomes known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (c) the Participant is required to disclose by applicable law, regulation or legal process (provided that, to the extent permitted by law, regulation or legal process, the Participant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).Notwithstanding clauses (a) and (b) of the preceding sentence, the Participant’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation.

Section 7.02 Non-Competition. The Participant acknowledges that he or she performs services of a unique nature for the Company that are irreplaceable, and that his or her performance of such services for a competing business will result in irreparable harm to the Company. Accordingly, except as prohibited by law, during the Participant's employment with the Company or a Subsidiary or affiliate and for the one (1) year period following termination of employment for any reason, the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by any person or entity engaged in any business that is (a) located in or provides services or products to a region with respect to which the Participant had substantial responsibilities while employed by the Company or its present or former parent, subsidiaries or affiliates, and (b) competitive with (i) the line of business or businesses of the Company or its present or predecessor parent, subsidiaries or affiliates that the Participant was employed with during the Participant's employment (including any prospective business to be developed or acquired that was proposed at the date of termination of employment), or (ii) any other business of the Company or its present or predecessor parent, subsidiaries or affiliates with respect to which the Participant had substantial exposure during such employment. This Section 7.02 shall not prevent the Participant from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Participant from rendering services to charitable organizations, as such term is defined in section 501(c) of the Code.

Section 7.03 Non-Solicitation. The Participant agrees that during the Participant's employment with the Company or its present or former parent, subsidiaries or affiliates, and for the two-year period thereafter, the Participant will not, directly or indirectly, on the Participant's own behalf or on behalf of another (a) solicit, recruit, aid or induce any employee of the Company or its present or former parent, subsidiaries or affiliates to leave their employment with the Company or its present or former parent, subsidiaries or affiliates in order to accept employment with or render services to another person or entity unaffiliated with the Company or its present or former parent, subsidiaries or affiliates, or (b) hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or solicit, aid, or induce any customer of the Company or its present or former parent, subsidiaries or affiliates to purchase goods or services then sold by the Company or its present or former parent, subsidiaries or affiliates from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or otherwise interfere with the relationship of the Company or its present or former parent, subsidiaries or affiliates with any of its employees, customers, agents, or representatives.

Section 7.04 Non-Disparagement. Each of the Participant and the Company (for purposes hereof, the Company shall mean only the Participant officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.04..

Section 7.05 Reasonableness. In the event the provisions of this Article VII shall ever be deemed to exceed the time, service, scope, geographic or other limitations permitted byapplicable laws in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, service, scope, geographic or other limitations, as the case may be, permitted by applicable laws. In addition, the Company shall have the right to include the provisions of this Article VII in the Release, but modified as the Company deems reasonably necessary to ensure compliance with the maximum time, service, scope, geographic or other limitations, as the case may be, permitted by applicable laws.

Section 7.06 Equitable Relief.

(a) By participating in the Policy, the Participant acknowledges that the restrictions contained in this Article VII are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Policy in the absence of such restrictions, and that any violation of any provision of this Article VII will result in irreparable injury to the Company. By agreeing to participate in the Policy, the Participant represents that his or her experience and capabilities are such that the restrictions contained in this Article VII will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Participant further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Policy, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Policy, to review thoroughly this Policy with his or her counsel. The Company likewise acknowledges that the restrictions contained in Section 7.04 are necessary to protect the legitimate interests of the Participant, and that any violation of Section 7.04 by the Company will result in irreparable injury to the Participant.

(b) The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VII, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. (c) The Participant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising under the Policy, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which the Participant may have to the laying of venue of any such suit, action or proceeding in any such court. The Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12.02.

Section 7.07 Survival of Provisions. The obligations contained in this Article VII shall survive the termination of Participant’s employment with the Company or a Subsidiary and shall be fully enforceable thereafter.

ARTICLE VIII

THE PLAN ADMINISTRATOR

Section 8.01 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Policy. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Policy, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties with respect to denied claims for Severance Benefits, except in those cases where such determination is subject to review by the Named Appeals Fiduciary (as defined in Section 11.04). The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Policy.

Section 8.02 Compensation of the Plan Administrator. The Plan Administrator appointed for periods prior to a Potential Change in Control shall receive no compensation for services as such. The Plan Administrator appointed for periods on and after a Potential Change in Control will be entitled to receive reasonable compensation as is mutually agreed upon between the parties. All reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in thedischarge of the Plan Administrator’s duties.

Section 8.03 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Policy. All Policy records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Policy. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE IX

AMENDMENT, TERMINATION AND DURATION

Section 9.01 Amendment, Suspension and Termination. Except as otherwise provided in this Section 9.01, the Board or its delegate shall have the right, at any time and from time to time prior, to amend, suspend or terminate the Policy in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. Notwithstanding the foregoing,

(a) After the occurrence of a Potential Change in Control (and prior to its expiration in accordance with Section 2.29(y)), (i) any termination or suspension of the Policy will not be applicable to Eligible Employees who are employed on the date of occurrence of the Potential Change in Control, and (ii) no amendment shall adversely affect any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee.

(b) After the occurrence of a Change in Control, (i) any termination or suspension of the Policy during the two year period following the Change in Control will not be applicable to Eligible Employees who are employed on the date of occurrence of the Change in Control, (ii) no amendment during the two year period following the Change in Control shall adversely affect any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee, and (iii) no amendment shall give the Company the right to recover any amount paid to any Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release.

(c) Any amendment or termination of the Policy must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and ruling promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretations thereof, applicable to the Policy.

Section 9.02 Duration. The Policy shall continue in full force and effect until the earlier of (a) termination of the Policy pursuant to Section 9.01 or (b) the second anniversary of a Change in Control; provided, however, that after the termination of the Policy, if any Participant terminated employment due to a Covered Termination or Change in Control Termination prior to the termination of the Policy and is still entitled to receive payments or benefits hereunder, then the Policy shall remain in effect with respect to such Participant until all of the obligations of the Company are satisfied with respect to such Participant.

ARTICLE X

DUTIES OF THE COMPANY AND THE COMMITTEE

Section 10.01 Records. The Company shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.

Section 10.02 Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Committee under Article V, from the Company’s general assets or from a supplemental unemployment benefits trust, in accordance with the terms of the Policy, as directed by the Committee.

Section 10.03 Discretion. Any decisions, actions or interpretations to be made under the Policy by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Policy, the Participant acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator taken in good faith shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Policy on his or her behalf.

ARTICLE XI

CLAIMS PROCEDURES

Section 11.01 Claim. Each Participant under this Policy may contest any action taken or determination made by the Company, the Board, the Committee or the Plan Administrator that affects the rights of such Participant hereunder by completing and filing with the Plan Administrator a written claim in the manner specified by the Plan Administrator no later than one hundred and eighty (180) days following the date the action was taken or determination made, which claim must be supported by such information as the Plan Administrator deems relevant and appropriate. No person may bring an action for any alleged wrongful denial of Policy benefits in a court of law unless the claims procedures described in this Article XI are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If the terminated Participant or interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article XI. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.

Section 11.02 Response to Claim. The Plan Administrator will review the claim filed pursuant to Section 11.01 and make a determination thereon. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the Plan Administrator shall notify in writing the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied of such denial within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall: (a) specify the reason or reasons for denial, (b) make specific reference to the Policy provisions on which the determination was based, (c) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), (d) describe the Policy’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review, and (e) include any other information required by ERISA.

Section 11.03 Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:

(a) A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b) The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(c) The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Named Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties as long as it is made in good faith. If the determination is adverse to the claimant, the notice shall (i) provide the reason or reasons for denial, (ii) make specific reference to the Policy provisions on which the determination was based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under section 502(a) of ERISA.

Section 11.04 Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary; provided, however, that effective on the date of a Change in Control, the Plan Administrator shall also serve as the Named Appeals Fiduciary. For periods before the date of a Change in Control, Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Policy.

Section 12.02 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 12.03 Successors. Any Successor shall assume the obligations under this Policy and expressly agree to perform the obligations under this Policy.

Section 12.04 Other Payments. Except as otherwise provided in this Policy, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Policy for the Participant.

Section 12.05 No Mitigation. Participants shall not be required to mitigate the amount of any Severance Benefits provided for in this Policy by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Company, in which case Severance Benefits shall cease.

Section 12.06 No Contract of Employment. Neither the establishment of the Policy, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Policy had never been adopted.

Section 12.07 Severability of Provisions. Except as set forth in Section 7.05, if any provision of this Policy shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Policy shall be construed and enforced as if such provisions had not been included.

Section 12.08 Heirs, Assigns, and Personal Representatives. This Policy shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 12.09 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Policy, and shall not be employed in the construction of the Policy.

Section 12.10 Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 12.11 Unfunded Policy. The Policy shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 12.12 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 12.13 Lost Payees. A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom Severance Benefits are due. Such Severance Benefits shall be reinstated if application is made by the Participant for the forfeited Severance Benefits while this Policy is in operation.

Section 12.14 Controlling Law. This Policy shall be construed and enforced according to the laws of the State of Wisconsin to the extent not superseded by Federal law.